Exhibit 10.5

INTERIM MANAGEMENT AND SECURITY AGREEMENT

THIS INTERIM MANAGEMENT AND SECURITY AGREEMENT (this “Agreement”) is made as of the 1st day of April, 2023, by and between MCA Westover Hills Operating Company, LLC operated under the Memory Care America name (“MCA”), and Chapters San Antonio, LLC (the “Manager”).

RECITALS

A. MCA is the tenant and licensed operator of an assisted living facility: Memory Care of Westover Hills, 19010 Town Center Drive, San Antonio, Texas 78251 (the “Facility”) and the Facility is leased from MHI-MC San Antonio, LP (“Landlord”).

B. Manager is in the process of filing an application to become the licensed operator of the Facility, and is undertaking to obtain all of the consents, licenses and any other governmental approvals necessary to operate the Facility (the “Licenses”), but as of the date hereof, not all of such consents, licenses or other approvals have been obtained.

C. MCA desires that prior to Manager obtaining the Licenses, Manager provide services and assist in the management of the Facility, and Manager desires to provide such services, all upon the terms and subject to the conditions set forth in this Agreement.

D. MCA and Manager further desire to provide that Manager may commence a new lease with Landlord and operate the Facility, each effective upon Manager obtaining the Licenses and have executed and delivered an Operations Transfer Agreement dated as of even date of this Agreement (the “OTA”).

E. The OTA provides that if and upon Manager obtaining the Licenses, Manager will lease the Facility from the Landlord and this Agreement will terminate, other than such provisions that survive such termination.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MCA and Manager agree as follows:

1.	Retention of Manager.

(a) MCA hereby retains Manager to manage the operation of the Facility during the Management Term (as hereinafter defined), and Manager hereby accepts such retention and agrees to manage the Facility on behalf of MCA to the extent permitted by applicable law.

2.	Term.

(a) The term of Manager’s management of the Facility (the “Management Term”) shall commence on the date hereof (the “Commencement Date”), and, unless earlier terminated due to an Event of Default, shall expire upon the date Manager obtains the Licenses to operate the Facility; provided, if Manager has not obtained the Licenses by the first anniversary of the Commencement Date, either party may terminate this Agreement on or after such date upon written notice.

(b) Manager agrees to apply for the Licenses as promptly as practicable and in good faith pursue such application to obtain the Licenses as promptly as practicable.

3.	Responsibilities of Manager and MCA.

(a) During the Management Term and to the extent permitted by applicable law, Manager shall provide the following management, consulting and advisory services to MCA in connection with the operation of the Facility:

(i) Manager shall recruit, select, employ, train, supervise, administer, promote and direct, and shall terminate the employment of, all personnel as necessary to the proper maintenance and operation of the Facility in accordance with any and all present and future laws, rules, regulations, ordinances and requirements, including, but not limited to, any and all licensing and insurance requirements. Manager shall establish the salary and wage levels, personnel policies, employee benefits and employee performance standards for all personnel employed at the Facility to ensure the efficient operation of all departments within, and all services offered by the Facility. Subject to Section 7, all such employees will be employees of Manager, it being noted by Manager that such individuals have all of the required licenses to be employed in such capacity.

(ii) Manager shall develop all operational policies and procedures necessary to establish and maintain standards of resident care appropriate for the nature of the Facility.

(iii) Manager shall establish the schedules of recommended charges (including, but not limited to, any and all special charges) for services rendered to Residents and residents of the Facility.

(iv) Manager shall develop any and all necessary information materials, mass media releases and other related publicity materials pertaining to the Facility.

(v) Manager shall maintain in effect in the name of MCA, at all times during the Management Term, all licenses, permits, certificates, registrations, authorizations and approvals in effect as of the date of this Agreement and necessary for the management and operation of the Facility as an assisted living facility. Without limiting the generality of the preceding sentence, Manager shall take, or cause to be taken, all actions necessary to correct any deficiency noted in any certifications, surveys or other governmental reviews during the term of this Agreement.

(vi) Manager shall purchase all food, central supplies, linen, housekeeping and other supplies and all non-capital equipment necessary to operate the Facility.

(vii) Manager shall arrange for the provision by qualified contractors of all ancillary services necessary for the operation or repairs of the Facility, shall review and evaluate on an ongoing basis the performance of such contractors and, to the extent necessary for the operation of the Facility, shall arrange for the provision of additional, alternative or substitute ancillary services.

(viii) Manager, through legal counsel selected by Manager, shall coordinate with legal counsel selected by MCA regarding all legal matters and proceedings pertaining to the Facility, its business or its operations.

(ix) Manager shall assume responsibility for all billings and the collection of all accounts in respect of the management and operation of the Facility after the Commencement Date. Without limiting the generality of the preceding sentence, Manager shall prepare and issue all invoices and bills, and shall collect all accounts and monies owing, for services rendered and materials furnished by the Facility and shall be entitled to enforce the rights of MCA or the Facility as creditor, payee or obligee in respect of any such services.

(x) Manager shall keep the Facility insured for the benefit of Manager, MCA and Landlord by policies of insurance in such form and amounts, against such risks, and issued by such responsible and reputable insurance companies or associations, in such forms and amounts as may be required by the Lease. During the Management Term, Manager may continue in effect all existing insurance policies obtained by MCA, including, but not limited to, property insurance, professional and general liability insurance and workers’ compensation insurance, however, MCA shall cause Manager to be named as an additional insured on MCA’s professional and general liability insurance policies effective as of the Commencement Date, with all costs and premiums associated therewith being part of the Cost of Operation (as defined below).

(xi) Manager shall open and maintain a bank account in the name of the Facility and shall deposit in such account all monies received in the course of the operation of the Facility during the Management Term. Manager, in accordance with the priority schedule set forth in Section 11, for and on behalf of MCA, shall timely pay all debts, obligations and liabilities of any kind or nature, fixed or contingent, known or unknown, arising from or related to the operation or business of the Facility arising during the Management Term (but not prior to the Management Term), all invoices and bills for goods delivered or for services rendered to the Facility, and all obligations of MCA under leases, contracts and other agreements relating to the operation of the Facility.

(b) During the Management Term, MCA shall have the following responsibilities

(i) MCA shall cooperate with Manager to assist and facilitate performance of Manager’s management responsibilities under this Agreement.

(ii) MCA shall provide to Manager, without charge, such necessary and relevant data and information in the possession of MCA as Manager shall reasonably require or request in order to enable it to perform its duties under this Agreement, subject to applicable laws and confidentiality obligations.

(iii) During the Management Term, MCA shall promptly notify Manager of any inquiry, notice, or claim of which MCA is or becomes aware alleging any deficiency or violation of any law, ordinance, or regulation relating to the Facility or the provision of the services on or after the Commencement Date. MCA shall also notify each Manager of any claims or complaints by patients, providers, employees, or independent contractors pertaining to the operation of the Facility or the use of the assets of the Facility that could reasonably be expected either to damage the reputation of Manager or its affiliates or to subject Manager or its affiliates to any potential liability.

(iv) To the extent permitted by law, MCA shall allow Manager to perform, and shall assist Manager in the performance of, its management responsibilities under this Agreement, and MCA shall further allow Manager to manage the Facility under all permits, licenses, or certificates held in the name of MCA and which are necessary to operate the Facility as MCA’s agent and attorney-in-fact.

(v) In order for Manager to provide services under this Agreement, MCA hereby grants to Manager a non-exclusive, irrevocable (during the term of this Agreement), royalty-free license to use MCA’s assets used by MCA at the Facility, including, without limitation, the names used by MCA in the Facility (collectively, the “Intellectual Property”) in connection with the management of the Facility during the Management Term. Manager’s license to use the Intellectual Property granted hereunder shall include, without limitation, the right to use and display the Intellectual Property on the assets and on letterhead, product and services documentation, invoices, packaging, marketing materials, and other similar materials used in connection with the management of the Facility. For avoidance of doubt, the Intellectual Property does not include any intellectual property that has been developed by Clearday, Inc. or AIU Alternative Care, Inc. related to its innovative care products and solutions, including without limitation, robotic services, the BEST test, personalized care maps or programs, Clearday Restore, Clearday digital offerings and programs such as Clearday at Home and Clearday TV.

4.	Intentionally Omitted.

5.	Overall Control of Facility.

Manager and MCA hereby acknowledge and agree that MCA shall have the ultimate control and decision making authority over the assets and operation of the Facility during the Management Term; provided, MCA agrees not to exercise such ultimate control in a manner inconsistent with the terms herewith except to the extent required by applicable law. Without limitation, MCA does not engage Manager to perform, and MCA, as the licensee of the Facility, retains ultimate responsibility for, any activity or duty which requires a license or other governmental authorization. As such, to the extent required by applicable law MCA is fully liable and legally accountable at all times to all patients, residents, governmental agencies, and others for patient and resident care and clinical operation and maintenance of the Facility. Subject to such ultimate authority and responsibility, Manager is retained to manage the day-to-day business and affairs of the Facility as described in this Agreement. Notwithstanding the foregoing, Manager shall be responsible for its obligations under this Agreement to the extent that such provisions are not prohibited by applicable law.

6.	Security Agreement.

(a) To secure MCA’s (i) agreement to allow Manager to receive and retain all revenues from the operation of the Facility during the Management Term for the purposes described in Section 8(b), (ii) obligation to pay management fees pursuant to Section 10 and (iii) indemnity obligations pursuant to Section 12(b), MCA hereby assigns and grants Manager a security interest in all accounts receivables at any time generated in the operation of the Facility during the Management Term, and all now or hereafter existing contracts, rights, contract rights, payment intangibles, letter of credit rights, documents, instruments, chattel paper, deposit accounts and general intangibles evidencing securing or in any way related to such accounts (including healthcare insurance receivables), including all rights of enforcement and collection (to the extent permitted by law) and all accessions to, substitutions for and all replacements and products thereof, all books, records and other information in any way related thereto and all collections, receipts and proceeds (cash and non-cash) derived therefrom (the “Collateral”). MCA, as debtor, agrees to execute in favor of Manager, as secured party, all Financing Statements requested by Manager with respect to the Collateral. In the event of a breach of MCA’s Agreement to allow Manager the use of all Collateral, Manager shall have the right to take possession of the Collateral and to notify any party obligated with respect to any portion of the Collateral to make payment directly to Manager, and Manager shall have all rights as a secured party under law, including the right to collect, sue for and receive payment on all such accounts and to settle, comprise and adjust the same on any terms as may be satisfactory to Manager in its sole discretion.

(b) The address of MCA and Manager are as set forth in Section 15(c).

(c) Notwithstanding the foregoing, Manager understands that any lien or security interest on the Collateral may be subject to the Landlord’s rights under the Lease.

7.	Facility Personnel.

(a) MCA shall terminate the employment of all employees providing services at the Facility (the “Current Employees”) as of 11:59:59 p.m. on April 8, 2023 (“Employee Transfer Time”). Manager shall not be bound by or required to assume any employment contracts to which MCA may be a party. Prior to the Employee Transfer Time, MCA shall continue to employ all employees providing services and the Facility, subject to Manager’s services provided herein.

(b) At the Employee Transfer Time, Manager intends on hiring substantially all Current Employees pending background checks and a review of employment records, provided, however, Manager shall have no obligation and shall suffer no liability if Manager does not choose to hire or offer to hire some or all of the Current Employees and MCA shall indemnify Manager with respect to the same. Notwithstanding the foregoing, Manager shall hire or offer to hire such Current Employees at wages and benefits sufficient to avoid the applicability of the Workers Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, or similar state law or regulation, pursuant to employment terms acceptable to Manager (hereinafter, the “Retained Employees”). Nothing in this paragraph, however, creates any right in favor of any person not a party hereto, including the Current Employees, or constitutes an employment agreement or condition of employment for any employee of MCA or any affiliate of MCA who is a Retained Employee.

(c) MCA will be solely responsible for all liabilities associated with any and all salary due to Current Employees prior to the Employee Transfer Time, which will be paid to such Current Employees as part of the next regular payroll ending March 9, 2023. With respect to accrued, but unpaid amounts of paid time off, Manager will be responsible for the Retained Employee’s vacation and holiday pay and all associated payroll taxes (the “Vacation Accruals”) and sick pay and all associated payroll taxes (the “Sick Pay Accruals”) for periods prior to the Commencement Date, each without regard to any vesting (collectively, “Employee Accruals”). Prior to the Commencement Date, MCA shall provide a schedule of all MCA’s Employee Accruals for the Retained Employees as of the latest date for which such information is available, or March 3, 2023 which schedule will include the value of such Employee Accruals based on the then applicable wages of the Retained Employees. MCA agrees not to pay the Retained Employees any Employee Accruals or bonuses outside the ordinary course of business. Manager shall provide each Retained Employee credit under its policies and procedures for the amount of hours, at no cash value, such Retained Employee has with respect to Employee Accruals on the Commencement Date. MCA will indemnify and hold harmless Manager with respect to any claim by any Current Employees, including, Retained Employees, with respect to the Employee Accruals

(d) During the Management Term, notwithstanding the termination by MCA and employment by Manager, MCA shall provide health benefits to the Retained Employees pursuant to its current health benefit plans. It is the intent of the parties to effectuate a transfer of the existing MCA health benefit plan. In the event the health benefit plan isn’t transferred by Commencement Date, then the Retained Employees will be covered by “Continuation Coverage” (as that term is defined by COBRA Section 4980B and ERISA Section 601, et. seq.) until the closing under the OTA.

(e) Prior to the Commencement Date, MCA shall make either the originals or full and complete copies of all employee records for all Retained Employees in its possession (the “Employee Records”) available to New Operator for review and shall leave at the Facility such Employee Records on the Commencement Date. MCA, through its’ Executive Director’s at each respective community, represents and warrants to Manager that to its knowledge the Employee Records retained at the Facility are accurate in all respects.

8.	Allocation of Taxes, Income, Costs, Expenses and Charges.

(a) Any and all costs and expenses incurred in providing management, consulting and advisory services to MCA under this Agreement shall be treated as operating costs and expenses relating to the operation of the Facility and shall be paid by utilizing revenues from the operation of the Facility.

(b) All revenues from the Facility will be collected by Manager on behalf of MCA and used for the payment of expenses of the operations of the Facility.

(c) To the extent such revenues are insufficient to fully pay such expenses of the Facility, Manager shall fund such deficit.

(d) Except as otherwise provided in this Agreement, all operating income and all operating costs and expenses relating to the operation of the Facility for any period prior to the Commencement Date shall be retained by MCA.

(e) All charges, deposits and pre-paid amounts for utilities and services used in, upon or at the Facility or charged against the Facility for a period which includes the Commencement Date shall be apportioned between MCA and Manager as of the Commencement Date based upon the number of days of such period which occur prior to the Commencement Date and the number of days of such period which occur during the Management Term on and after the Commencement Date.

9.	Accounts.

(a) MCA shall retain all of its right, title and interest in and to all cash-on-hand, accounts, notes and other receivables in respect of the use and operation of the Facility prior to the Commencement Date (the “Pre-Commencement Accounts”) and shall be solely responsible for the collection thereof except that all such amounts shall be used to pay expenses of the Facility. Manager shall have the exclusive right to the accounts, notes and other receivables generated by the use and operation of the Facility during the Management Term.

10.	Management Fee.

(a) Manager, as the exclusive compensation for the management, consulting and advisory support services provided by Manager under this Management Agreement, shall be entitled to receive and retain all revenues from the Facility following payment of the Cost of Operation (as defined in Section 11(b)). Manager, at its own cost, shall pay its corporate overhead expenses, including wages and salaries for its bookkeeping and marketing employees.

11.	Priority of Payments.

(a) All revenues from the operation of the Facility during the Management Term shall be utilized in due course for the payment of the following items on a monthly basis in the following order of priority:

(i) Payment of all wages and fringe benefits (including all withholding taxes) to employees of the Facility and insurance premiums with respect to the employees during the Management Term.

(ii) All other costs and expenses incurred in the operation of the Facility during the Management Term (excluding the management fee payable to Manager hereunder), the costs of repairs to, and maintenance to the Facility, expenses and costs incurred in connection with the purchase of necessary supplies, the furnishing of utilities and other necessary supplies and services supplied by independent contractors.

(iii) The management fee payable to Manager set forth in Section 10.

(b) The obligations set forth in paragraphs (i) and (ii) are referred to as the “Cost of Operation”. Notwithstanding anything to the contrary, Manager is not assuming any of (w) the pre-Commencement Date liabilities or obligations of MCA, (x) any existing contractual obligation of MCA, (y) MCA’s obligations under the Lease, all of which remain MCA’s obligations or (z) any of the Excluded Liabilities (as defined in Section 18), and against which MCA indemnifies and agrees to hold Manager harmless.

12.	Indemnification.

(a) Manager agrees to indemnify, reimburse, defend, and hold harmless MCA from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, consequential damages, reasonable attorneys’ fees, disbursement and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative and similar costs of MCA), asserted against, resulting to, imposed on, or incurred by MCA, directly or indirectly, in connection with any of the following occurring either during the Management Term or during Manager’s operation of the Facility following issuance of the Licenses:

(i) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Facility, including any claims of malpractice, occurring on or after the Commencement Date,

(ii) any ad valorem, employee withholding or sales taxes accruing on or after the Commencement Date, and

(iii) any failure on the part of Manager to perform or comply with any of the terms of this Management Agreement, except to the extent the same are directly caused by MCA’s negligence or willful misconduct.

(b) MCA hereby agrees to indemnify, reimburse, defend and hold harmless Manager from and against all demands, claims, actions or causes of action, assessments, loss, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, consequential damages, reasonable attorneys’ fees, disbursement and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative and similar costs of Manager), asserted against, resulting to, imposed upon on, or incurred by Manager, directly or indirectly arising from:

(i) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Facility, including any claims of malpractice, occurring prior to the Commencement Date,

(ii) MCA’s negligence or willful misconduct in the exercise of its authority retained under this Management Agreement,

(iii) all Excluded Liabilities (including without limitation, resident care lawsuits, and/or reimbursement paybacks and/or cost settlements), and

(iv) any failure on the part of MCA to perform or comply with any of the terms of this Management Agreement, except to the extent the same are directly caused by Manager’s negligence or willful misconduct.

(c) Notwithstanding the foregoing, each of MCA and Manager, for themselves and any insurance carrier, to the fullest extent possible, waive all claims of subrogation to the extent of any insurance coverage.

13.	Inspection.

After the Commencement Date, Manager will allow MCA and its authorized representatives, at all reasonable times, to enter upon and to inspect the Facility and to inspect and/or audit all books and records pertaining to the operations and businesses of the Facility.

14.	Representations and Warranties.

(a) MCA represents as follows:

(i) The execution, delivery and performance by MCA of this Agreement and the other transaction documents to which any such person or entity is or are to be a party do not and will not: (A) require any consent by any other person or entity other than Landlord; (B) contravene or conflict with the organizational documents of MCA; or (C) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or award that currently is in effect and applicable to the Facility or MCA.

(ii) MCA does not possess in trust any resident funds or property.

(iii) There is no action, suit, legal or arbitration proceeding pending against or affecting the Facility which reasonably would be expected to have a material adverse effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Notwithstanding the foregoing, MCA discloses that there are pending cases against MCA which are listed on Exhibit A, which (A) MCA shall be solely responsible to defend and to satisfy any resulting settlements or judgments, (B) are not expected to have a material adverse effect on MCA and/or the Facility, and (C) will not adversely impact the transactions contemplated hereby or in the OTA.

(iv) No bankruptcy, insolvency or similar proceeding is pending by or against MCA.

(v) MCA has, or on or prior to the Commencement Date will have paid, or will cause to be paid, all taxes, and all interest and penalties due thereon, for the Pre-Commencement Date period which will have been required to be paid on or prior to the Commencement Date, the nonpayment of which would result in a lien on the Facility or would result in the Manager becoming liable therefor.

(vi) MCA is not in violation of any law, rule, regulation or ordinance applicable to the operation of the Facility, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(b) Manager hereby represents and warrants that:

(i) the execution, delivery and performance by Manager of this Agreement, and the consummation by Manager of the transactions contemplated by this Agreement are within Manager’s powers and have been, or on or before the Commencement Date will be, duly authorized by all necessary partnership action on the part of Manager;

(ii) this Agreement constitutes a valid binding obligation of Manager, enforceable against Manager in accordance with its terms; and

(iii) the execution, delivery and performance by Manager of this Agreement do not and will not contravene or conflict with the governing documents of Manager.

15.	Miscellaneous.

(a) The relationship of Manager to MCA shall be that of an independent contractor, and all acts performed by Manager pursuant to this Agreement shall be deemed to be performed by Manager in its capacity as an independent contractor.

(b) No failure by MCA to exercise, and no delay by MCA in exercising, any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, or no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise thereof with the exercise of any other right, power or privilege. The rights and remedies provided by this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Except as otherwise provided in this Agreement, all notices, consents, requests and other communications to any party under or in connection with this Agreement shall be in writing and shall be sent via United States mail, return receipt requested or via a reputable overnight carrier as follows:

(i)	If to MCA:

8800 Village Drive, Suite 201 San Antonio, TX 78217

Attn: BJ Parrish

Email:

With copy to:

(ii)	If to Manager

c/o Chapters Living, LLC

4565 McRee Avenue, Suite 100, St. Louis, MO 63110

Attn:

Email:

With a copy to:

SHER LLP

5750 Old Orchard Road, Suite 420, Skokie, IL 60077

Attn:

Email:

(d) This Agreement and the Operations Transfer Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter of this Agreement and the Operations Transfer Agreement. No representation, inducement, promise, understanding, condition or warranty that is not set forth in this Agreement or the Operations Transfer Agreement has been made or relied upon by either MCA or Manager. This Agreement is not intended to confer any rights or remedies under this Agreement upon any person or entity other than MCA or Manager and their respective successors and permitted assigns.

(e) No amendment or waiver of any provision of this Agreement, nor consent to any departure by either MCA or Manager from any such provision, shall be effective unless such amendment, waiver or consent is in a writing signed by both parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(f) The headings of the sections, subsections, paragraphs and other divisions of this Agreement are included for convenience and reference only and shall not in any way limit or affect the construction or interpretation of any provision of this Agreement. Unless stated otherwise in this Agreement, references in Agreement to sections are references to sections of this Agreement.

(g) If any action or proceeding is commenced to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the costs and expenses of maintaining such action or proceeding, including, but not limited to, reasonable attorney’s fees and disbursements incurred before such action or proceeding is commenced, before a trial, at trial, after trial and on appeal, whether the action or proceeding is at law, in equity or in a bankruptcy case or proceeding.

(h) Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

(i) This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of it taken together shall constitute one in the same Agreement. The delivery of an executed counterpart of a signature page of this Agreement via telephone facsimile transmission shall be effective as delivery of a manually executed counterpart.

(j) This Agreement shall be deemed to be a contract made under the laws of the State of Texas, and for all purposes shall be governed by and construed in all respects (including matters of construction, validity and performance) in accordance with the laws of the State of Texas, without regard to the conflicts of rules of such state.

(k) Neither party may transfer or assign any of its rights or obligations under this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and any such transfer or assignment or attempt thereat shall be null and void and of no force and effect. It is understood, however, that Manager may subcontract certain functions of Manager hereunder to entities that Manager reasonably believes are capable of performing such functions, including to entities affiliated with Manager.

(l) If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.	No Personal Liability.

No officer, director, shareholder and/or employee of any party shall have any liability to the other party in the event of a default by any party hereto, notwithstanding any theory of law which allows “piercing the corporate veil.”

17.	MCA Default.

In the event that during the Management Term, MCA breaches any representation, warranty or covenant hereunder, including without limitation its obligations to satisfy all obligations related to the operation of the Facility prior to the Management Term, and MCA fails to cure such breach within five (5) days, Manager shall have the rights set forth in Section 6 hereof together with all rights available at law or in equity, including without limitation, specific performance and injunctive relief as well as the right to terminate this Agreement.

18.	Non-Assumption of Liabilities.

Manager shall not assume or be obligated to pay any liability of MCA, whether fixed or contingent, recorded or unrecorded, including any of the following as of the date of this Agreement (collectively, the “Excluded Liabilities”):

(i) the accounts payable of MCA;

(ii) accrued expenses of MCA;

(iii) unpaid claims or premiums relating to MCA’s programs of unemployment and workers’ compensation;

(iv) any gain on sale and any recapture that may be recognized under the Medicaid and other third-party payor programs based on the transactions herein contemplated;

(v) all employee claims made by employees of MCA; (F) liabilities associated with any pension plan, welfare benefit plan, or any other benefit plan or arrangement sponsored by MCA;

(vi) third-party payor settlements, retroactive adjustments, overpayments, recoupments, and fines, penalties, and assessments, if any, arising under any third-party payor programs;

(vii) all amounts payable to DHHS regarding MCA’s operation of the Facility including any settlement as contemplated herein;

(viii) the professional liability claims or other claims for acts or omissions of MCA;

(ix) any unpaid franchise permit or similar fees, including fees that are accrued but not yet due and payable;

(x) any survey findings and implementation of any corrective action or enforcement remedy, including fines, penalties, and assessments, if any, including those that are issued or implemented after the Commencement Date but that accrue prior to the Commencement Date;

(xi) MCA’s liabilities and obligations under the Lease, and

(xii) any other liability related to the acts or omissions of MCA with respect to the Facility.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this instrument effective as of the date first above written.

MCA

MCA Westover Hills Operating Company, LLC

By:
Name:	BJ Parrish
Title:	Chief Operating Officer

Manager

Chapters San Antonio, LLC

By:
Name:	Daniel Stricker
Title:	Manager

Exhibit A

These actions are:

1.	Premium Merchant Funding 18, LLC v Memory Care at Good Shepherd LLC and James Walesa (a guarantor), filed in state court in Kings County, New York on August 19, 2022;
2.	Libertas Funding LLC v. Memory Care at Good Shepherd, LLC, et. al. including James Walesa (a guarantor), filed in state court in Monroe County, New York on August 24, 2022;
3.	Cloudfund LLC v MCA New Braunfels Operating Company LLC et. al. including James Walesa (a guarantor), filed in state court in Nassau County, New York on August 29, 2022;
5.	Swift Funding Source Inc. v MCA Naples Operating Company LLC et. al. including Christin Hemmens (a guarantor), filed in state court in Ontario County, New York on August 31, 2022;
6.	Pirs Capital, LLC v MCA Westover Hills Operating Company, LLC et. al. including James Walesa (a guarantor), filed in state court in New York County, New York on September 8, 2022;
7.	Prosperum Capital Partners, LLC dba Arsenal Funding v MCA Westover Hills Operating Company LLC et. al. including James Walesa (a guarantor), filed in state court in Kings County, New York on September 28, 2022;
8.	Fox Capital Group, Inc. v MCA Westover Hills Operating Company LLC et. al. including James Walesa (a guarantor), filed in state court in Bexar County, Texas on October 25, 2022.